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                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
    (2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Under Rule 14a-12

                        Enstar Income Program II-1, L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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    (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4)   Proposed maximum aggregate value of transaction:
    (5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
    (1)   Amount previously paid:
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    (4)   Date Filed:



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                        Enstar Income Program II-1, L.P.
                       12444 Powerscourt Drive, Suite 100
                           St. Louis, Missouri 63131
                                 (314) 965-0555


                                             June 20, 2000

Dear Enstar Income Program II-1, L.P. Unitholder,

       In November 1999, the general partner of Enstar Income Program II-1, L.P. was acquired by Charter Communications Holding Company, LLC. Charter is the nation's fourth largest cable television operator, serving approximately 6.2 million customers. Since the acquisition date, the general partner has been working actively to sell the cable systems owned by the partnership.

       We are aware that you are about to receive, or have already received, a proxy statement from Millenium Management LLC, a purported affiliate of Everest Cable Investors LLC, one of Enstar Income Program II-1's limited partners. Millenium is soliciting your consent to terminate and dissolve the partnership and appoint Millenium as liquidating trustee to oversee the sale of the partnership's assets and wind up its business. BY THEIR OWN ADMISSIONS, MILLENIUM AND EVEREST HAVE VERY LITTLE, IF ANY, HISTORY AND EXPERIENCE IN THE CABLE TELEVISION INDUSTRY.

       WE URGE YOU TO DO NOTHING AT THIS TIME WITH RESPECT TO MILLENIUM'S SOLICITATION UNTIL YOU RECEIVE PROXY MATERIALS FROM US FOR THE FOLLOWING
REASONS:

- We are in the process of seeking to sell the partnership's cable television systems. We have retained a respected cable industry broker and are presently soliciting a second round of bids from interested potential buyers. We believe that intervention by Millenium will delay the ongoing sale process, since it is inexperienced in the cable television industry.

- We are proposing to sell this partnership's cable systems along with the cable systems of several other affiliated Enstar partnerships. We believe we will get a favorable price for the cable systems by selling them in this manner and we believe we should incur lower transaction costs in connection with the sale of the partnership's assets.

       If we are successful in reaching a definitive sale agreement, you will receive by mail our proxy statement and a proxy card soliciting your consent to approve our liquidation plan, consisting of the sale of the partnership's assets and subsequent liquidation of the partnership and distribution of its assets.

       WE ASK YOU TO READ OUR PROXY STATEMENT WHEN YOU RECEIVE IT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING ANY PROPOSED SALE OF THE PARTNERSHIP'S ASSETS. The partnership's proxy statement will also be available for free upon filing from the Securities and Exchange Commission's website at www.sec.gov as well as the partnership's annual and quarterly reports.




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On behalf of the partnership.


                                   Sincerely,

                                   /s/ Ralph G. Kelly
                                   -------------------------------------
                                   Ralph G. Kelly
                                   Senior Vice President-Treasurer,
                                   Enstar Communications Corporation
                                   General Partner



       Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as "believes," "will" and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should one of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause actual results to differ materially from those in our forward-looking statements include a failure to enter into a definitive sale agreement due to regulatory obstacles, lack of required consents, a downturn in the cable industry or other factors, some of which may be beyond our control.